EXHIBIT 99.1

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Anne De Greef-Safft joins Brady Corporation Board of Directors

MILWAUKEE (February 28, 2025)—Brady Corporation (NYSE:BRC) (“Brady” or “Company”) announced that Anne De Greef-Safft has joined its Board of Directors, effective February 25, 2025.
From 2018 to 2024, Ms. De Greef-Safft provided strategic and operational consulting services to private equity firms, including Windjammer Capital, and their portfolio companies. She was Group President of the Food Service Equipment Group for Standex International from 2015 to 2017. Prior to Standex, she held four successive positions at Danaher as President of increasingly complex, global operating companies over a period of 12 years. She previously served in a variety of engineering, marketing, sales and business development roles within several global manufacturing companies. Ms. De Greef-Safft serves on the boards of Ag Growth International (AGI), Benchmark Electronics and Ambarella.
A native of Belgium, Ms. De Greef-Safft has a bachelor’s and master’s degree in electronics engineering from the Catholic University of Louvain in Belgium, and a master of business administration from Babson College in Wellesley, Massachusetts.
“Multiple manufacturing operations I led throughout my career trusted Brady’s identification, safety and compliance solutions, and I am very impressed with Brady’s commitment to driving global growth through innovation based upon deep insights into customers’ needs. I am excited to collaborate with Brady’s leadership team and the Board of Directors to continue to drive future success,” said De Greef-Safft.
“Anne’s broad business acumen, her public company board experience and her international background make her an excellent addition to the Brady Board of Directors,” said Bradley C. Richardson, Chair of Brady’s Board of Directors. “Her wide range of experiences, both internationally and domestically, demonstrates Brady’s commitment to a high-quality Board of Directors with exceptional leadership skills.”
“I look forward to Anne bringing her breadth of experience from roles in innovation-driven global industrial companies, which will be invaluable as we move forward and continue to drive long-term shareholder value,” said Russell R. Shaller, Brady’s President and Chief Executive Officer.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2024, employed approximately 5,700 people in its worldwide businesses. Brady’s fiscal 2024 sales were approximately $1.34 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available at www.bradycorp.com.

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